RBC FUNDS TRUST


Semi-Annual Exhibit to Item 77O


Transactions Effected Pursuant to Rule 10f-3


RBC FUNDS TRUST:
Pursuant to Rule 10f-3, the following constitutes the required report of securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period October 1, 2016 through March
31, 2017 in accordance with the Trust's Rule 10f-3
Procedures.


Access Capital Community Investment Fund


ISSUER: Colorado Housing and Finance Authority
Trade Date: 12/05/16
Part of an Eligible Municipal Security
Selling Broker: Jefferies
Affiliated Underwriter: RBC Capital Markets
Syndicate Members: Jefferies; Barclays; George K. Baum &
Company; Stifel; RBC Capital Markets
Amount Purchased:  $500,000
Purchase Price: $100/share
% of Issue: 1.14%


RBC Mid Cap Value Fund


ISSUER: Parsley Energy, Inc.
Trade Date: 02/08/17
Part of Registered Public Offering
Selling Broker: Credit Suisse
Affiliated Underwriter: RBC Capital Markets
Syndicate Members: Credit Suisse; Morgan Stanley; BMO
Capital Markets; J.P. Morgan; UBS Investment Bank; Scotia
Howard Weil; Tudor; Pickering, Holt & Co.; Canaccord
Genuity; IBERIA Capital Partners L.L.C.; Johnson Rice &
Company L.L.C.; KeyBanc Capital Markets; Nomura; Simmons &
Company International Energy Specialists of Piper Jaffray;
Seaport Global Securities; Stephens Inc.; Stifel; RBC
Capital Markets
Amount Purchased:  $9,889
Purchase Price: $31/share
% of Issue: 0.0009%